EXHIBIT 10 (a)

AMENDED AND RESTATED OMNIBUS AGREEMENT

AMENDED AND RESTATED OMNIBUS AGREEMENT, dated as of June 22, 2005 (the “Effective Date”), by and between, The First American Corporation, a California corporation (“First American”), for itself and on behalf of the First American Subsidiaries (as defined below), Experian Information Solutions, Inc., an Ohio corporation (“Experian”), and First American Real Estate Solutions LLC, a California limited liability company (“FARES”; First American, Experian and FARES, each a “Party” and, collectively, the “Parties”) (this “Agreement”).

W I T N E S S E T H:

WHEREAS, the Parties are parties to that certain Omnibus Agreement, dated March 22, 2005 (the “Original Omnibus Agreement”);

WHEREAS, the Parties desire to amend and restate the Original Omnibus Agreement as provided herein;

WHEREAS, First American, certain subsidiaries of First American (the “First American Subsidiaries”) and Experian are parties to that certain Contribution and Joint Venture Agreement, dated as of November 30, 1997 (the “Original Contribution Agreement”), as amended by that certain Agreement of Amendment, dated June 30, 2003, by and between First American and Experian (the “First Amendment”) and that certain Second Agreement of Amendment, dated September 23, 2003, by and between First American and Experian (the “Second Amendment”) (the Original Contribution Agreement, as amended by the First Amendment and the Second Amendment, the “Contribution Agreement”);

WHEREAS, the First American Subsidiaries and Experian are parties to that certain Operating Agreement for First American Real Estate Solutions LLC, a California limited liability company, dated as of November 30, 1997 (the “Original Operating Agreement”), as amended by the First Amendment and the Second Amendment (the Original Operating Agreement, as amended by the First Amendment and the Second Amendment, the “Operating Agreement”);

WHEREAS, First American controls a majority of the voting securities of First Advantage Corporation, a Delaware corporation (“First Advantage”);

WHEREAS, First American and Experian each desires to cause FARES to contribute its credit reporting business to Newco (as defined below), and in turn for Newco to contribute that business to First Advantage in consideration of the receipt by Newco of shares of voting securities of First Advantage (the “First Advantage Transaction”); and

WHEREAS, in connection with the First Advantage Transaction, the Parties desire to: (i) amend the Contribution Agreement; (ii) amend the Operating Agreement; and (iii) enter into the other arrangements described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Parties hereby amend and restate the Original Omnibus Agreement in its entirety as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning given thereto in the Operating Agreement.

2. Effectiveness. This Agreement shall become effective on the Effective Date, provided that the amendments to the Contribution Agreement and the Operating Agreement contained in this Agreement shall become effective upon the closing of the First Advantage Transaction (the “Closing Time”). In the event the First Advantage Transaction fails to close for any reason on or prior to December 31, 2005, the amendments to the Contribution Agreement and the Operating Agreement contained in this Agreement and the other agreements and arrangements described in this Agreement shall be null and void.

3. Formation and Capitalization of Newco.

(a) As soon as practical following the Effective Date and in any event prior to the Contributions (as defined below), First American and FARES shall organize a Delaware limited liability company (“Newco”). Immediately prior to the Closing Time First American and FARES, as the case may be, will simultaneously take the following actions: (i) First American will contribute and transfer to the capital of Newco 16,027,286 shares of the Class B common stock of First Advantage (with such number of shares to be ratably adjusted to account for any stock split, stock dividend, stock combination or similar transaction or recapitalization affecting the outstanding Class B Common Stock at any time from the Effective Date until the Closing Time), which shares constitute all of the voting securities of First Advantage held by First American as of the date hereof, (ii) FARES will contribute and transfer to the capital of Newco all assets and liabilities required to be transferred by Newco to FADV or its wholly-owned subsidiary pursuant to Article IV of the FARES Contribution Agreement (as defined below) (the “FARES Assets”), (iii) First American will and will cause its subsidiary First American Real Estate Information Services, Inc. (“FAREISI”), as the case may be, to contribute and transfer to the capital of Newco the assets required to be transferred by Newco to FADV or its wholly-owned subsidiary pursuant to Section 6.1(a) of the First American Contribution Agreement (as defined below) (the “First American Assets”) and (iv) First American will contribute and transfer to the capital of Newco the FADV Note (as defined in the First American Contribution Agreement (the contributions described in this sentence, the “Contributions”). In consideration of the Contributions, First American and FARES shall cause Newco to issue (I) to First American membership interests equal to 61.2518% of all of the membership interests of Newco, (II) to FAREISI membership interests equal to 1.1645% of all of the membership interests of Newco and (III) to FARES membership interests equal to 37.5837% of all of the membership interests of Newco. In the event that after the Closing Time Newco receives additional voting securities of First Advantage in connection with the DealerTrack Earn Out (as defined in the First American Contribution Agreement) (the “DealerTrack Shares”), following the receipt of such additional voting securities Newco will issue additional membership interests to First American so that the total percentage interests held by (a) First American is equal to (X) the sum of First American’s Deemed FADV Shares plus the DealerTrack Shares divided by (Y) the total voting securities of First Advantage held by Newco (including the DealerTrack Shares), (b) FAREISI is equal to the sum of FAREISI’s Deemed FADV Shares divided by the total voting securities of First Advantage held by Newco (including the Dealer Track Shares) and (c) FARES is equal to the sum of FARES’s Deemed FADV Shares divided by the total voting securities of First Advantage held by Newco (including the DealerTrack Shares).

For purposes of this Agreement:

“Deemed FADV Shares” means, with reference to First American, FAREISI or FARES, an amount equal to the product of such entity’s respective percentage interest in Newco immediately prior to the receipt by Newco of the DealerTrack Shares and the total voting securities of First Advantage held by Newco immediately prior to the receipt by Newco of the DealerTrack Shares;

“FARES Contribution Agreement” means the form of contribution agreement attached as Exhibit B to that certain Amended and Restated Master Transfer Agreement, dated as of June 22, 2005 among First American, FAREISI, FARES, Newco and First Advantage (the “Master Transfer Agreement”); and

“First American Contribution Agreement” means the form of contribution agreement attached as Exhibit A to the Master Transfer Agreement.

A copy of the Master Transfer Agreement (including the exhibits and schedules thereto) is attached hereto as Exhibit B.

(b) In connection with the formation of Newco, First American and Experian shall enter into an operating agreement for Newco which shall (1) provide that Newco’s sole business purpose at and prior to the Closing Time is to receive the Contributions, issue membership interests in connection therewith and effect the First Advantage Transaction, (2) provide that Newco’s sole business purpose after the Closing Time is to hold securities of First Advantage, (3) provide that Newco, subject to the exceptions set forth in the operating agreement, shall after the Closing Time be managed by a management committee consisting of all the members of the management committee of FARES, (4) provide that Experian shall have the unilateral right to cause Newco to distribute to FARES (the “FARES Distribution”) those securities of First Advantage received by Newco in consideration of the contribution by Newco of the FARES Assets to First Advantage (the “FARES Attributable Securities”) pursuant to the First Advantage Transaction, (5) provide that First American shall have the unilateral right to cause Newco to distribute to First American and FAREISI (the “First American Distribution”) all or a portion of First American’s and FAREISI’s collective pro rata portion (based on First American’s and FAREISI’s total percentage ownership in Newco) of the securities of First Advantage held by Newco so long as no FARES Attributable Securities are distributed to First American or FAREISI pursuant thereto and First American and FAREISI sell to a third party which is not an affiliate of First American or spins-off to First American’s shareholders such distributed securities within 60 days of such distribution; provided, however, that if a First American Distribution would require Newco to distribute less than all of First American’s and FAREISI’s aggregate pro rata portion of the securities of First Advantage held by Newco and such First American Distribution would cause Newco to own less than 20% of the issued and outstanding capital stock of First Advantage or the then outstanding voting power of all outstanding securities of First Advantage eligible to vote for members of the Board of Directors of First Advantage, Newco shall not be permitted to make such First American Distribution; provided, however, that in the event of a First American Distribution of less than all of First American’s and FAREISI’s aggregate pro rata portion, then simultaneously therewith, Experian shall have the right to cause a distribution of a portion of the FARES Attributable Securities which is proportional to First American’s and FAREISI’s aggregate pro rata portion being distributed in such First American Distribution (a “Special FARES Distribution”) provided that Experian exercises its Tag Along Right (as defined below) with respect to all of such shares distributed ultimately to Experian at such time, (6) provide that Newco shall distribute to its members all dividends received from First Advantage and (7) otherwise be in the form set forth as Exhibit A hereto. Experian acknowledges that the Certificate of Incorporation of First Advantage provides that any share of Class B Common Stock of First Advantage automatically converts to a share of Class A Common Stock of First Advantage upon the transfer to a person or entity that is not an affiliate of First American.

(c) All out-of-pocket costs of the establishment of Newco (including organizational changes and amendments to organizational documents that may be made on or before the Closing Time) shall be paid by FARES. Each Party shall bear its own (i) costs incurred as a result of the transfer of any voting securities of First Advantage to Newco, including payments to third parties, if any, to obtain their consent to such transfer (it being understood and agreed that each Party shall determine, in its sole discretion, whether or not to obtain any such consent), (ii) attorneys’ fees and related costs incurred by it in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, except as may otherwise expressly be provided herein and (iii) taxes, duties, excises or governmental charges imposed by any taxing jurisdiction with respect to the transfer, assignment or conveyance of by such Party of voting securities of First Advantage to Newco.

4. Structure of First Advantage Transaction.

(a) In structuring and negotiating the First Advantage Transaction, First American shall ensure that the shares of common stock of First Advantage that are issued to Newco are shares of Class B Common Stock of First Advantage.

(b) In structuring and negotiating the First Advantage Transaction, First American shall require as a condition to closing the First Advantage Transaction that First Advantage execute and deliver to Experian a registration rights agreement pursuant to which First Advantage will agree to register for resale on a Form S-3 registration statement any shares of Class A Common Stock of First Advantage received by Experian in connection with a FARES Distribution. Such registration rights shall consist of two demand rights (which may include underwritten offerings) and unlimited piggyback rights (with priority in the event of an underwriter cut-back no worse than the priority of any other stockholder including shares in such registration), shall be subject to customary exceptions and shall otherwise be evidenced by an agreement that is mutually acceptable to Experian and First Advantage.

5. Experian Board Nominee. To the extent that First American, FARES or Newco has the power (whether by contract, voting rights or otherwise) to elect two or more individuals to the board of directors of First Advantage and for so long as (a) Experian’s membership interest in FARES is equal to or greater than twenty percent (20%) of all membership interests; and (b) FARES owns, directly or indirectly, 20% or more of the total issued and outstanding equity of First Advantage; and (c) Experian has not caused a FARES Distribution (excluding, for the avoidance of doubt, a Special FARES Distribution), then First American agrees to vote and to cause FARES and Newco to vote, a sufficient number of shares of common stock of First

Advantage so as to elect from time to time to the board of directors of First Advantage an individual designated in writing by Experian.

6. Tag-Along Right. If, following a First American Distribution in which First American caused Newco to distribute to First American and FAREISI all or any portion of First American’s and FAREISI’s collective pro rata portion of the securities of First Advantage held by Newco (such securities, the “Distributed Securities”), First American and/or FAREISI proposes to sell in a single transaction or a series of related transactions an amount of such Distributed Securities which constitutes not less than 5% of the then issued and outstanding capital stock of First Advantage to a person or entity who is not a direct or indirect subsidiary of First American (the “Tag Along Purchaser”), Experian shall have the right to cause FARES to make (a) in the event of a sale by First American and FAREISI of their entire aggregate pro rata portion of the First Advantage capital stock owned by Newco, a FARES Distribution or (b) in the event of a sale by First American and FAREISI of less than all of First American’s and FAREISI’s aggregate pro rata portion of the securities of First Advantage held by Newco, a Special FARES Distribution (either of which distributions may, at Experian’s option, be contingent on the consummation of the transaction contemplated by the Tag Along Offer (as defined below)) and to require First American and/or FAREISI to cause the Tag Along Purchaser to purchase all, but not less than all, of the voting securities of First Advantage held, or to be held, by Experian subsequent to such FARES Distribution or Special FARES Distribution, as the case may be (such right, the “Tag Along Right”; such securities, the “Tag Along Securities”). If Experian exercises the Tag Along Right, First American and/or FAREISI shall require that the Tag Along Purchaser make an offer (the “Tag Along Offer”) in writing (containing reasonable detail regarding the material terms of the proposed transaction) to Experian to purchase the Tag Along Securities (such Tag Along Offer to be open for acceptance by Experian for a period of not less than fourteen (14) days) at the same per security price as that offered to First American and/or FAREISI. The consideration for the Tag Along Securities shall be payable in cash or in the same form as that offered by the Tag Along Purchaser to First American and/or FAREISI in full without set off within a reasonable period of time of acceptance of the Tag Along Offer by Experian but in any event no later than thirty (30) days after such acceptance. Pending such payment, First American shall not be entitled to transfer any of the Distributed Securities to the Tag Along Purchaser. If Experian does not accept the Tag Along Offer within such fourteen-day period, First American and FAREISI may transfer the Distributed Securities to the Tag Along Purchaser on price, payment and liquidity terms no more favorable than those set forth in the Tag Along Offer at any time after the close of such fourteen-day period but prior to the 90th day thereafter. If the Tag Along Purchaser fails or refuses to make a Tag Along Offer to Experian, as a provided above, First American and FAREISI shall not transfer any Distributed Securities to such Tag Along Purchaser.

7. Squeeze Out Transactions. Provided (a) Experian’s membership interest in FARES is equal to or greater than twenty percent (20%) of all membership interests; and (b) FARES’ membership interest in Newco is equal to or greater than twenty percent (20%) of all membership interests; and (c) Newco owns twenty percent (20%) or more of all of the issued and outstanding equity of First Advantage; and (d) Experian has not caused a FARES Distribution (excluding, for the avoidance of doubt, a Special FARES Distribution), First American will not, without first obtaining the written consent of Experian, cause First Advantage to consummate a merger with First American or any subsidiary of First American which would result in First American or such subsidiary of First American owning all of the issued and outstanding securities of First Advantage (a “Squeeze-Out Merger”), unless First American agrees or such subsidiary of First American agrees to contribute to Newco, as soon as practicable following the Squeeze-Out Merger, for the same consideration received by Newco in the Squeeze-Out Merger, such number of securities in First Advantage (or an equivalent value of securities in any successor resulting from such Squeeze-Out Merger) received by First American or such subsidiary of First American from Newco in such Squeeze-Out Merger.

8. Amendment to the Contribution Agreement. As of the Closing Time, the Contribution Agreement shall be amended as follows:

(a) The defined term “Adjusted Earnings” in Section 1.01 is deleted in its entirety and replaced with the following:

““Adjusted Earnings” means, for any period, an amount equal to the sum of (i) the profits of NEWCO and FARES II, on a consolidated basis, minus NEWCO’s equity in the profits of First Advantage, assuming an effective tax rate of 40% (which percentage the Parties may from time to time hereafter agree to adjust to reflect material changes in tax rates) and (ii) NEWCO’s equity in the profits of First Advantage (minus 40% of such profits only if US GAAP requires NEWCO’s equity therein to be on a pre-tax basis), in either case as determined in accordance with US GAAP and excluding extraordinary gains and charges, restructuring charges and other unusual or infrequently occurring items.”.

(b) Section 1.01 shall be amended by adding the following term in alphabetical order:

““First Advantage” shall mean First Advantage Corporation, a Delaware corporation.”.

(c) Section 5.10 shall be amended and restated to read as follows:

“5.10 Certain Fees. NEWCO, by its execution of the acknowledgment on the signature page hereto, agrees to pay the following fees:

(a) so long as any FAFCO Member is a Member of NEWCO, a fee to FAFCO in respect of management services provided by FAFCO from time to time by NEWCO in an amount equal to 0.80% of NEWCO’s gross revenues (excluding therefrom the gross revenues of First Advantage attributable to NEWCO), as determined in accordance with US GAAP, which fee shall be paid in arrears for each calendar quarter within 30 days of the conclusion of the previous quarter; and

(b) so long as EXPERIAN is a Member of NEWCO, a fee to EXPERIAN in respect of management services provided by EXPERIAN from time to time by NEWCO in an amount equal to 0.20% of NEWCO’s gross revenues (excluding therefrom the gross revenues of First Advantage attributable to NEWCO), as determined in accordance with US GAAP, less the amount of any royalty payments payable by NEWCO pursuant to Section 3 of the Trademark License Agreement, which fee, if any, shall be paid in arrears for each calendar quarter within 30 days of the conclusion of the previous quarter.”.

9. Amendment to the Operating Agreement. As of the Closing Time, the Operating Agreement is amended as follows:

(a) The defined term “Company Development Opportunity” in Section 1.01 is deleted in its entirety and replaced with the following:

““Company Development Opportunity” means any business opportunity related to real estate lending specifically involving acquisition, development, construction, operation or management of appraisal services, flood compliance, real estate tax reporting, tax certification, tax outsourcing, mortgage assignments, tax valuation, real property field services and real estate transaction document preparation.”.

(b) The following defined terms are added to Section 1.01 in alphabetical order:

““Credit Reporting Development Opportunity” means any business opportunity related to real estate lending specifically involving the acquisition, development, construction, operation or management of merged credit reporting.

“First Advantage” means First Advantage Corporation, a Delaware corporation.

“First Advantage Holdco” means the limited liability company formed by the Company and FAFCO to hold voting securities of First Advantage.

“First Advantage Holdco Operating Agreement” means the operating agreement for First Advantage Holdco.

“First Advantage Transaction” means the transaction whereby the Company sold its credit reporting business to First Advantage in exchange for First Advantage Voting Securities.

“First Advantage Voting Securities” means voting securities issued by First Advantage and owned by the Company.”.

(c) The phrase “Each of the following acts, events or occurrences shall constitute a “Major Decision”:” contained in Section 4.03 shall be deleted in its entirety and shall be replaced with the following phrase:

“Each of the following acts, events or occurrences and each “Major Decision” (as that term is defined in the First Advantage Holdco Operating Agreement) shall constitute a “Major Decision” hereunder:”.

(d) Section 4.03 shall be further amended by (i) deleting the word “or” at the end of paragraph (l); (ii) deleting the period at the end of paragraph (m) and substituting “; or” therefor; and (iii) adding a new paragraph (n) which shall read as follows:

“(n) aside from a distribution of First Advantage Voting Securities by the Company to any Member, any sale, transfer, pledge or other transaction by the Company involving the First Advantage Securities owned by the Company and any voluntary conversion by the Company of the First Advantage Securities from one type or class of security to another type or class of security.”.

(e) Subsections (a) and (a)(1) of Section 5.05 are deleted in their entirety and replaced with the following:

“(a) Subject to applicable law and any limitations contained elsewhere in this Agreement (including, without limitation, Section 4.05(b)), the Management Committee (i) shall, at the time of any payment by the Members in respect of their income tax obligations attributable to their respective Membership Interests, distribute to the Members, based upon their then respective Percentage Interests, 40% (which percentage the Management Committee may from time to time hereafter, upon the unanimous vote of the Managers, adjust to reflect material changes in tax rates) of Net Profits, minus the Company’s equity in the earnings of First Advantage, plus any dividends paid by First Advantage to the Company, in each case for the period for which such payment of taxes is being made and (ii) may, in its sole discretion, elect from time to time to otherwise distribute Distributable Cash to the Members; provided that:

(1)	until the fifth anniversary of the closing of the First Advantage Transaction (the “Covered Period”), to the extent that such distribution and any concurrent distribution made pursuant to clause (3) below would not leave the Company and FARES II and their respective subsidiaries (other than First Advantage) with an aggregate cash balance of less than $30,000,000, the Management Committee shall distribute for each year of such period an amount equal to not less than 67% of the difference of (A) Net Profits, minus the Company’s equity in the earnings of First Advantage, plus any dividends paid by First Advantage to the Company for the applicable year minus (B) any distribution made pursuant to subsection (a), clause (i) of this Section 5.05 for such year;”.

(f) Subsections (a)(3) and (a)(4) of Section 5.05 are deleted in their entirety and replaced with the following:

“(3)	for each year during the Covered Period, so long as such distribution and any concurrent distribution made pursuant to clause (1) above would not leave the Company and FARES II and their respective subsidiaries (other than First Advantage) with an aggregate cash balance of less than $30,000,000, the Management Committee shall distribute for each year of such period an amount equal to not less than 67% of the difference of (A) the consolidated FARES II Net Profits minus (B) any distribution made pursuant to clause (i) of Section 5.05(a) of the FARES II Operating Agreement for such year;

(4)	during the Covered Period, promptly following any distributions made pursuant to clause (1) and either clause (2) or clause (3) of this proviso, the Management Committee shall distribute any cash held by the Company in excess of $100,000,000; provided that for purposes of calculating cash held by the Company, cash held by the Company, FARES II and their respective subsidiaries (other than First Advantage) shall be deemed cash held by the Company; and”.

(g) The phrase “All distributions hereunder shall be made in the following order of priority:” contained in Section 5.05(b) shall be deleted in its entirety and shall be replaced with the following phrase: “All distributions under Section 5.05(a) shall be made in the following order of priority:”.

(h) Section 5.05 shall be amended by adding a new subsection (c) which shall read as follows:

“(c) Subject to applicable law, in the event the Company receives any First Advantage Voting Securities from First Advantage Holdco pursuant to a distribution under the First Advantage Operating Agreement, the Company shall promptly distribute the same to the Members in proportion to their Percentage Interests.”

(i) The first sentence of Section 5.06 shall be deleted in its entirety and the following shall be substituted therefor: “A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money and First Advantage Voting Securities.”

(j) Section 7.01 is deleted in its entirety and replaced with the following:

“7.01 “Business Opportunities.

(a) If the Company becomes aware of any Company Development Opportunity, the Management Committee will give due consideration to the desirability of pursuing such Company Development Opportunity. Except as provided in Section 7.01(d), if the Company does not promptly pursue such Company Development Opportunity, each of the Members and their respective Affiliates shall be free to pursue such Company Development Opportunity and the Company shall not have any right, claim or interest in or to any revenues or assets resulting therefrom.

(b) Should any Member or any of its Affiliates discover, develop or be offered a Company Development Opportunity, such Person will first offer such Company Development Opportunity to the Company. Except as provided in Section 7.01(d), if the Management Committee does not promptly pursue such Company Development Opportunity, then the Person discovering, developing or being offered such Company Development Opportunity and its Affiliates shall be free to pursue such Company Development Opportunity and neither the Company nor any other Member shall have any right, claim or interest in or to any revenues or assets resulting therefrom.

(c) Should any Member or any of its Affiliates discover, develop or be offered a Credit Reporting Development Opportunity, such person will first offer such Credit Reporting Development Opportunity to

First Advantage. If First Advantage does not promptly pursue such Credit Reporting Development Opportunity, then the Person discovering, developing or being offered such Credit Reporting Development Opportunity and its Affiliates shall be free to pursue such Credit Reporting Development Opportunity and none of First Advantage, the Company or any other Member shall have any right, claim or interest in or to any revenues or assets resulting therefrom.

(d) Notwithstanding anything in Sections 7.01(a) and 7.01(b) to the contrary, no FAFCO Member nor any of its Affiliates shall be free to pursue any Company Development Opportunity offered to but not promptly pursued by the Company if (i) such Company Development Opportunity was offered to the Company by a FAFCO Member or any of its Affiliates and (ii) the Experian Managers voted to pursue such Company Development Opportunity. Notwithstanding anything in Sections 7.01(a) and 7.01(b) to the contrary, neither EXPERIAN nor any of its Affiliates shall be free to pursue any Company Development Opportunity offered to but not promptly pursued by the Company if (i) such Company Development Opportunity was offered to the Company by EXPERIAN or any of its Affiliates and (ii) the FAFCO Managers voted to pursue such Company Development Opportunity.”

(e) Notwithstanding anything in Section 7.01(a), 7.01(b) or 7.01(d) to the contrary, to the extent any provision of this Agreement regarding Company Development Opportunities conflicts with the Data Services Agreement reference in Section 7.01(d) of the JV Agreement, the provisions of the Data Services Agreement shall control.

(k) The second sentence of Section 10.08 is deleted in its entirety and replaced by the following:

“Except as set forth in Section 10.12 below, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.”

(l) A new Section 10.12 is added containing the following text:

“10.12. Third Party Beneficiary. First Advantage will be, for all purposes, treated as a third party beneficiary of Section 7.01(c) of this Agreement, and shall be entitled to the benefits of such Section; provided, that First Advantage may not assign such benefits without the written consent of each Party.”

10. Amendment to the Trademark Agreement. As of the Closing Time, Section 3 of that certain Trademark License Agreement, made the ___ day of November, 1997 by and between Experian and FARES shall be amended and restated to read as follows:

“3. Royalty. So long as Licensee shall have the right to use the Trademark as provided for herein (whether or not Licensee actually uses the Trademark), Licensee shall pay to Licensor 0.2% of Licensee’s gross revenues, as computed under US GAAP and excluding therefrom the gross revenues of First Advantage Corporation attributable to Licensee, if any. Such royalty payments shall be made each calendar quarter, within thirty (30) days of the conclusion of the previous quarter.”

11. Consent. Experian hereby consents to the First Advantage Transaction in all material respects on the terms set forth in the Master Transfer Agreement (including the schedules and exhibits thereto).

12. Miscellaneous.

(a) Fees and Expenses. Except as provided in Section 3, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

(b) Extension; Waiver. At any time prior to the Closing Time, the Parties hereto, by action taken by or on behalf of the respective boards of directors or other governing body of such Parties, may (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein of the other Parties or in any document, certificate or writing delivered pursuant hereto by the other Parties or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

(c) Confidentiality. Subject to the requirements of applicable law, each Party shall maintain in confidence all information received from any other Party as a result of any due diligence investigation conducted relative to the execution of this Agreement and the First Advantage Transaction and shall use such information only in connection with evaluating the transactions contemplated hereby, except in accordance with the immediately succeeding sentence, shall not disclose any such information to a third party or make any unauthorized use thereof. The obligation of confidentiality and non-use shall not apply to any information which (i) is or becomes generally available to the public through no fault of the receiving party, (ii) is independently developed by the receiving party or (iii) is received in good faith from a third party who is lawfully in possession of such information and has the lawful right to disclose or use it.

(d) Public Announcements. The Parties agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other Party of a copy of such release or statement, unless required by applicable law.

(e) Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by mail, postage prepaid, sent by telecopier, as follows:

(i)	if to Experian, to it at:

Experian Information Solutions, Inc.

475 Anton Blvd.

Costa Mesa, California 92626-7036

Telephone: (714) 830-5331

Facsimile: (714) 830-2513

Attention: Senior Vice President and Lead Attorney

with a copy to:

Sonnenschein Nath & Rosenthal LLP

8000 Sears Tower

Chicago, Illinois 60606

Telephone: (312) 876-3180

Facsimile: (312) 876-7934

Attention: Michael D. Rosenthal

(ii)	if to First American, to it at, or to FARES, to it in care of:

The First American Corporation

1 First American Way

Santa Ana, California 92702

Telephone: (714) 800-3000

Telecopier: (714) 800-3403

Attention: Chief Executive Officer

                 General Counsel

with a copy to:

White & Case

633 West Fifth Street, 19th Floor

Los Angeles, California 90071

Telephone: (213) 620-7700

Telecopier: (213) 687-0758

Attention: Neil W. Rust

or to such other Person or address as any Party shall specify by notice in writing to each of the other Parties. Except for a notice of a change of address, which shall be effective only upon receipt thereof, all such notices, requests, demands, waivers and communications properly addressed shall be effective: (i) if sent by U.S. mail, three business days after deposit in the U.S. mail, postage prepaid; (ii) if sent by FedEx or other overnight delivery service, two business days after delivery to such service; (iii) if sent by personal courier, upon receipt; and (iv) if sent by facsimile, upon receipt.

(f) Entire Agreement. This Agreement and the Exhibits and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto (including the Original Omnibus Agreement) unless specifically set forth to the contrary herein. Any reference to the Original Omnibus Agreement shall from and after the date hereof be deemed to be a reference to this Agreement.

(g) Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of each other Party. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(h) Amendments, etc. All amendments, modifications and supplements to this Agreement shall be in writing signed by the Parties hereto.

(i) Further Actions. Each of the Parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to consummate the transactions contemplated hereby.

(j) Counterparts; Facsimile Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by facsimile signature and each such signature shall be treated in all respects as having the same effect as an original signature.

(k) Applicable Law; Submission to Jurisdiction.

(i) This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws rules thereof.

(ii) Each of the Parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of California or the United States District Court for the Central District of California and, by execution and delivery of this Agreement, each Party hereby irrevocably submits itself in respect of its property, generally and unconditionally to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each Party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address for notices to it set forth above and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other matter permitted by law.

(l) Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(m) Construction. All references to Sections, subsections and Exhibits are to Sections, subsections and Exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles applied on a consistent basis. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” This Agreement is the result of negotiations among and has been reviewed by counsel to the Parties and is the product of all Parties. Accordingly, this Agreement shall not be construed against any Party merely because of such Party’s involvement in its preparation.

(n) Full Force and Effect. Except as expressly modified by this Agreement, the Contribution Agreement and the Operating Agreement shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the Contribution Agreement or the Operating Agreement shall from and after the Closing Time be deemed to be a reference to the Contribution Agreement or the Operating Agreement, respectively, as amended by this Agreement.

(o) Representations and Warranties. First American represents and warrants to Experian that (i) as of the date hereof First American owns 16,027,286 shares of the Class B common stock of First Advantage and (ii) the Master Transfer Agreement contemplates that First Advantage will issue to Newco 30,048,780 shares of the Class B common stock of First Advantage as of the Closing Time plus an indeterminable number of shares of the Class B common stock of First Advantage in connection with the DealerTrack Earn Out.

IN WITNESS WHEREOF, each of the Parties has caused its name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.

THE FIRST AMERICAN CORPORATION, acting for itself and the First American Subsidiaries

By:	/s/ Parker S. Kennedy
Name: Parker S. Kennedy
Title: Chairman and CEO

EXPERIAN INFORMATION SOLUTIONS, INC.

By:	/s/ Scott N. Leslie
Name: Scott N. Leslie
Title: Secretary

FIRST AMERICAN REAL ESTATE SOLUTIONS LLC

By:	/s/ Parker S. Kennedy
Name: Parker S. Kennedy
Title: President